Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Investor Relations:	Media Relations:
Jocelyn Philbrook	Laureen McGowan
978-614-8672	617-275-6515
jphilbrook@sonusnet.com	lmcgowan@greenoughcom.com

SONUS NETWORKS APPOINTS CHIEF FINANCIAL OFFICER

CHELMSFORD, Mass., January 10, 2005 – Sonus Networks (Nasdaq: SONS), a leading supplier of service provider voice over IP (VoIP) infrastructure solutions, today announced that Ellen Richstone has joined Sonus as its chief financial officer (CFO), reporting to Sonus’ president and chief operating officer (COO), Bert Notini.  In this role, Richstone will lead the global financial and administrative functions of the company, including finance, investor relations, human resources and information technology.

“We are very pleased to welcome Ellen to Sonus,” said Bert Notini, president and COO, Sonus Networks. “Ellen’s extensive track record in building successful financial organizations and experience in the high technology industry makes her an ideal addition to Sonus’ executive management team.”

With more than 28 years of experience, Richstone is a senior executive with strong financial and executive leadership and an extensive background within the technology industry.  Most recently, she was the president and chief executive officer of Entrepreneurial Resources Group, a global professional services firm that provides operational and financial solutions to companies worldwide. Prior to Entrepreneurial Resources Group, Richstone served as the CFO of Brooks Automation during the period when the company’s revenue grew rapidly to a $700 million annual run rate.  She has also served as the CFO of several other technology corporations, including

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Augat, Inc., Rohr Aerospace, and Honeywell Bull. Additionally, Richstone has held executive positions with Data General Corporation, and Polaroid Corporation.  She is also currently a member of the Audit Committee of American Power Conversion’s Board of Directors, as the financial expert.

“Ellen’s proven skills in structuring global strategies and financial planning will be extremely valuable as Sonus continues to scale for the worldwide markets,” said Hassan Ahmed, chairman and CEO, Sonus Networks. “Her appointment is another important step in the expansion and strengthening of our executive management.  With the considerable talent Sonus added to its team during the last year, Sonus is well positioned to extend its leadership in 2005.”

“I am excited to be joining the Sonus team.  Sonus is recognized as a leader in the rapidly growing VoIP market and is well positioned to continue to build its market momentum with an expanding customer base, industry leading technologies and a strong balance sheet,” commented Richstone. “I look forward to driving the company’s financial and administrative operations to the next level.”

Richstone holds a bachelor’s degree from Scripps College, and a master’s degree of international affairs and a master’s degree of law and diplomacy with a specialty in international business law from the Fletcher School of Law and Diplomacy at Tufts University. She also holds an advanced professional certificate in finance from the New York University’s Stern School of Business.

About Sonus Networks
Sonus Networks, Inc. is a leading provider of voice over IP (VoIP) infrastructure solutions for wireline and wireless service providers.  With its Open Services Architecture™ (OSA), Sonus delivers end-to-end solutions addressing a full range of carrier applications, including trunking and tandem switching, residential and business access, network border switching and enhanced services.  Sonus’ voice infrastructure solutions, including media gateways, softswitches and network management systems, are deployed in service provider networks worldwide.  Sonus, founded in 1997, is headquartered in Chelmsford, Massachusetts.  Additional information on Sonus is available at http://www.sonusnet.com.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are referred to the “Risk Factors” section of Sonus’ Annual Report on Form 10-K/A dated July 28, 2004 and filed with the SEC, and the “Cautionary Statements” section of Sonus’ Quarterly Report on Form 10-Q, dated November 9, 2004 and filed with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition, any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date.  While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so.

Sonus is a registered trademark of Sonus Networks.  Open Services Architecture, GSX9000, Insignus and Sonus Insight are trademarks of Sonus Networks.  All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

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